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                   GATEWAY CONSUMER FINANCE CONTRACTS PROGRAM

         This Gateway Consumer Finance Contacts Program Agreement ("Agreement) is made effective as of January 6, 2000, ("Effective Date") by and between T.A.C. Technology Finance Corp. ("TAC"), a Florida corporation which is a one hundred percent owned specialty purpose corporation of Travelers Acceptance Corporation, Travelers Acceptance Corporation is a subsidiary of Finantra Capital, Inc., a Delaware corporation ("Finantra") and Gateway Companies, Inc., a Delaware corporation ("Gateway").

RECITALS:

         A. The parties desire to enter into this Agreement under which TAC will provide financing under consumer finance contracts generated as a result of product sold by Gateway on the terms and conditions set forth in this Agreement.

         B. The parties intend that TAC will provide financing under consumer finance contracts to Gateway's customers to permit customers to purchase products from Gateway. Except as otherwise provided herein, the parties do not intend to permit TAC to solicit Gateway's customers for any products or services other than the products specified in this Agreement (as it may be amended from time to time).

         NOW THEREFORE in consideration of the terms and conditions stated herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TAC and Gateway agree as follows:

1.       DEFINITIONS

         The following words shall have the following meanings when used in this Agreement.

         "Affiliate" means any entity that is owned by, owns or is under common control with TAC or Gateway or their respective ultimate parents.

         "Applicable Law" means collectively or individually any applicable law, rule, regulation or judicial, governmental or administrative order, decree, ruling, opinion or interpretation.

         "Applicant" means any person who applies for or obtains a Contract or whom Gateway refers to the Program through any means.

         "Application" means separately and collectively an application for a Contract in electronic form which is received by TAC electronically from Gateway.

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*        Omitted pursuant to a request for confidential treatment and filed separately with the SEC.


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         "Authorization" means permission from TAC to enter into a Contract.

         "Authorization Center" means the facility designated by TAC as the facility to provide Authorization to Gateway.

         "Business Day" means any day except Saturday or Sunday or a day on which banks are closed in the State of New York.

         "Contract" means a consumer finance contract assigned to TAC to be used by a Customer to finance the purchase of Goods from Gateway pursuant to the terms thereof.

         "Customer" means a person who is approved for and executes a Contract.

         "Customer Agreement" means the agreement or other operative documents(s), including any amendments, between TAC and each Customer.

         "Customer Finance Documents" has the meaning set forth in Section 4.2.

         "Sale" means any sale of Goods that Gateway makes to a Customer that is financed by Customer pursuant to a Contract.

         "Credit" means the credit issued to Finantra, TAC, or Travelers Acceptance Corporation pursuant to Section 3.1 herein.

         "Confidential Information" has the meaning given in Section 2.7.

         "Credit Slip" means evidence of a credit in a paper or electronic form for Goods purchased from Gateway.

         "Event of Default" means any of the acts, events and omissions described in Section 6.1.

         "Fed Funds Rate" means the average of the high and low "Federal Funds" interest rates for any day (or the immediately preceding day that is a Business Day if such day is not a Business Day), as such rate is reported on the following Business Day in the Money Rates Column of The Wall Street Journal or as determined in such other mutually acceptable manner as the parties agree if The Wall Street Journal is no longer reporting such rate.

         "Finance Charges" shall mean the total U.S. Dollar amount of all assessed interest, net of customary adjustments, arising from the application of the daily periodic rate against the balances subject to finance charges pursuant to all Contracts. The annual percentage rates ("APR") to be charged on loans under Contracts shall be as established by TAC. Transaction fees are not included as Finance Charges so long as not prohibited by law, regulation or ordinance.

         "Goods" means computers, software, accessories, certain warranties, and other related

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goods and services sold by Gateway or any vendors of Gateway in the ordinary course of Gateway's business to consumers for individual, family, personal or household use.

         "Payments" has the meaning given in Section 3.1.

         "Program" means the program associated with Gateway whereby Contracts will be generated and assigned to TAC and Sales funded pursuant to the terms of this Agreement and the Customer Agreement.

         "Purchase" means a purchase by a Customer from Gateway or, to the extent approved by Gateway in writing, any of Gateway's partners or vendors (other than TAC) of Goods pursuant to a Contract.

         "Report Information" has the meaning given in Section 4.9.

         "Sales Slip" means evidence of a Sale in paper or electronic form for Goods purchased from Gateway.

2.       ESTABLISHING THE PROGRAM

         2.1 Term and Credit Availability. The Program shall commence on January l, 2000 (the "Commencement Date") and will expire on* unless terminated earlier pursuant to this Agreement. Finantra has previously provided to Gateway a letter from Finantra's lenders confirming the existence and sufficiency of Finantra credit facilities in regard to consumer contracts and will provide reasonable evidence reasonably satisfactory to Gateway that such credit facilities are available to fund Contracts assigned to TAC. Finantra agrees to provide upon reasonable written request evidence of credit availability sufficient to meet its obligations under this Agreement to Gateway from Gateway from time to time during the term of this Agreement.

         2.2 Program. TAC agrees to accept the assignment of contracts and finance loans to Gateway's customers during the term of this agreement. The assignment of contracts and subsequent financing shall be governed by the customer profile described in 2.4 herein as well as other conditions and criteria that TAC, in its sole discretion, shall make. Gateway agrees to make commercially reasonable efforts to assign and TAC agrees to make commercially reasonable efforts to accept assignment of Contracts of not less than * during the term of this agreement, * per month beginning with the month of January, 2000.

         2.3 Exclusivity. During the term of this Agreement and for * thereafter, TAC will not acquire consumer finance contracts from any manufacturer of personal computers utilizing * other than Gateway. During the term of this Agreement and for ninety (90) days thereafter, Gateway will not offer a consumer finance program involving consumer finance contracts on substantially the same terms and conditions and involving substantially the same credit profile utilizing the eCredit Financial Network, provided that TAC understands that Gateway has a pre-

------------
* Omitted pursuant to a request for confidential treatment and filed separately with the SEC.

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existing revolving credit financing programs* that utilize and nothing in this
Agreement shall limit such programs and further provided that TAC is not in breach of this Agreement. In the event that this Agreement shall be terminated by Gateway as a result of a default by TAC pursuant to Section 6.1(5), Gateway shall have no further obligations hereunder except for any breach of its warranties set forth in Sections 5.1 and 5.2 and its obligation for indemnity under Section 7.2 for Losses incurred on Contracts assigned prior to the date of termination.

         2.4 Customer Profile. Gateway shall offer to TAC all Contracts * which are deemed acceptable to TAC; subject, however, to the existing financing programs of Gateway and the program limitations and guidelines that Gateway has instituted. Gateway acknowledges that TAC, in its sole discretion, shall make all credit decisions as to those Contracts TAC agrees to fund. TAC shall accept an assignment of any Application approved for funding by TAC in accordance with its credit process and the obligation to accept an assignment of any contract shall be in TAC's sole discretion.

         2.5 No Solicitation, Limitation on Use of Accounts. During and after the term of this Agreement without the prior consent of Gateway which shall not be unreasonably withheld, TAC shall not solicit Applicants; provided, however, that Applicants whose names are selected or have been obtained by TAC from sources other than their relationship to Gateway may be solicited by TAC for any purpose so long as such Applicants are not solicited under cover of the Gateway relationship and such solicitation does not involve any goods or services which are competitive with the Goods. A Contract may not be used for any purpose other than the purchase of Gateway approved products, services and software.

         2.6 Applicant Information. All information about Applicants, either individually or in the aggregate, derived or collected by TAC as a result of the Program or provided by Gateway shall constitute Applicant Information ("Applicant Information"). TAC shall treat the Applicant Information as confidential and shall not disclose, without the prior consent of Gateway which shall not be unreasonably withheld, the same to any other person, or use the same except in connection with the performance of this Agreement and as required by Applicable Law. TAC agrees that it will limit access to Applicant Information to (i) those of its employees, agents or subcontractors who reasonably require the same to carry out the purposes of this Agreement, including credit reporting and collection agencies and (ii) those who are entitled to access to Applicant Information pursuant to Applicable Law. TAC acknowledges that the Applicant Information of Gateway customers constitutes a unique and valuable asset, and that any use thereof except as specifically authorized herein would be wrongful and would cause irreparable harm, and that it would be difficult to compensate fully with damages for a violation of this Section. Accordingly, TAC agrees that Gateway shall be entitled to temporary and permanent injunctive relief to enforce this Section; this provision shall not, however, be deemed to diminish or supplant the right of Gateway to claim and recover compensatory monetary damages for any breach hereof in addition to obtaining equitable relief therefor.

         2.7 Confidential Information. In connection with the performance of this Agreement, TAC and Gateway may disclose to the other, in writing or orally, other information concerning its business, marketing techniques and methods of operation (the "Confidential Information"). Each shall treat the Confidential Information of the other as confidential and shall not disclose

------------
* Omitted pursuant to a request for confidential treatment and filed separately with the SEC.

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the same to any other person, or use the same except in connection with the performance of this Agreement. TAC and Gateway each agrees that it will limit access to the Confidential Information of the other to those of its employees, agents or subcontractors who reasonably require the same to carry out the purposes of this Agreement. The obligations set out in this Section shall not apply to any Confidential Information that the recipient can establish that: (a) was known to the recipient at the time it was disclosed to the recipient; (b) was in the public domain at the time it was disclosed to the recipient; or (c) had entered into the public domain subsequent to disclosure to the recipient through no unlawful act of the recipient or breach of the recipient's obligations under this Agreement. TAC and Gateway acknowledge that the Confidential Information of the other constitutes unique and valuable assets of the other, and that any disclosure or use thereof except as specifically authorized herein would be wrongful and would cause irreparable harm, and that it would be difficult to compensate fully with damages for a violation of this Section. Accordingly, each agrees that the other shall be entitled to temporary and permanent injunctive relief to enforce this Section; this provision shall not however be deemed to diminish or supplant the right of TAC and Gateway to claim and recover compensatory money damages for any breach hereof in addition to obtaining equitable relief therefor.

         2.8 Trademark License. Each party grants to the other the nonexclusive, limited license to use its trademarks and service marks during the term of this Agreement to the extent necessary to perform the other party's obligations under this Agreement and to the extent the specific use is approved by it as required by this Agreement.

3.       PAYMENTS

         3.1 Payments. TAC shall pay Gateway for all Contracts assigned to TAC. The payment for each Contract assigned shall be the total principal amount financed under the Contract for Goods*. TAC may take as a Credit against Payments to Gateway any amounts previously paid to Gateway on any Contract (limited to the corresponding amount paid to Gateway for such Contract less any discounts received by TAC in respect of such Contract):

                  (i) for which a Customer can establish to the satisfaction of TAC and Gateway that it has either not received and/or returned any merchandise purchased. Such return must comply with applicable law and the return policies of Gateway, including time limitations of Gateways' return policy;

                  (ii) or where Gateway has failed to properly meet disclosure procedures that TAC previously supplied to Gateway and as a result of such failure by Gateway, TAC has suffered an out of pocket loss under a Contract;

                  (iii) and/or where Gateway has failed to comply with TAC's credit and processing procedure which TAC previously supplied to Gateway and as a result of such failure by Gateway, TAC has suffered an out of pocket loss under a Contract.

------------
* Omitted pursuant to a request for confidential treatment and filed separately with the SEC.

                                      - 5 -

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Payments shall be made by TAC to Gateway by wire transfer on or before 1:00 p.m.
Pacific Standard time for Contracts assigned to TAC through the * of such week. TAC shall pay interest on all Payments that are not received by Gateway within such time at the Fed Funds Rate.

         3.2 Notification of Gateway. At any time that TAC's available credit to fund Contracts is less than the aggregate principal amount of Contracts assigned, approved and accepted for purchase during the preceding 7 calendar days, TAC will immediately notify Gateway.

         3.3 Verification Procedure. Upon Gateway's written request, but no more frequently than twice in any twelve (12) month period, TAC shall permit Gateway to engage the independent certified public accountant then being utilized by TAC for the annual audit of its financial statements (the "Primary Auditor"), to verify the accuracy of Payments paid and Report Information provided to Gateway under this Agreement (the "Audit"), fully to the extent the same concerns the Contracts and the Customers and may be disclosed by TAC without violating any legal rights of any third party or contractual or regulatory obligations of TAC.

TAC will permit Gateway to engage another independent certified public accounting firm selected by Gateway to review the report of the Primary Auditor and, to the extent necessary validate that report and examine the work papers of the Primary Auditor as to the financial obligations of or to Gateway.

All Audits, reviews and validations shall be subject to TAC's standard confidentiality and security requirements.

TAC agrees to provide access to its facilities and relevant personnel to the Primary Auditor and the independent auditor during normal business hours as necessary or appropriate to effect these provisions. The parties agree to make proper adjustment to compensate each party for any errors or omissions disclosed by such Audit, together with interest thereon from the date the original payment should have been made to the date the adjusted payment is made at the Fed Funds Rate.

The costs of the Audit, review and validation shall be borne by Gateway, unless material underpayments to Gateway are discovered, in which case TAC shall bear the cost of such Audit, review and validation. "Material" shall mean an amount equal to or greater than three percent (3%) difference in the Payments that were or should have been paid during the period covered by the Audit. If overpayments to Gateway are discovered, Gateway shall promptly compensate TAC for any such discrepancies together with interest from the date of overpayment at the Fed Funds Rate. If underpayments to Gateway are discovered, TAC shall promptly compensate Gateway for any such discrepancies together with interest from the date of overpayment at the Fed Funds Rate.

4.       ADMINISTRATION OF PROGRAM

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*        Omitted pursuant to a request for confidential treatment and filed separately with the SEC.

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         4.1 Administration. TAC and Gateway shall cooperate with and assist each other in administering the Program and offering and providing the Program to Applicants. TAC and Gateway shall follow the operating procedures set forth in this Agreement to offer and provide financing under the Program. The parties will cooperate in refining and supplementing these operating procedures as may be necessary to make them more efficient and to address changes in Gateway's business.

         4.2 Consumer Finance Documents. TAC shall be responsible for the content and compliance with Applicable Law of Applications, Customer Agreements, Contracts, monthly periodic statements and other documentation used in connection with the Program ("Consumer Finance Documents"). TAC shall be responsible for any expense in providing said Consumer Finance Documents. TAC will also provide Gateway with disclosure procedures and a credit and processing procedure for use with Contracts. TAC warrants that such disclosures and procedures and Consumer Finance Documents comply with all Applicable Laws. In addition, TAC shall arrange for Gateway to be indemnified by the Account Document supplier in the event any Account Document provided to Gateway does not comply with the laws of the jurisdiction in which it was used.

         4.3 Credit Determination. Gateway, at its cost and expense, shall arrange for an electronic credit processing facility to supply TAC with such credit information reasonably required by TAC so as to allow TAC to determine whether the customer requesting financing meets TAC's criteria. TAC shall provide, at its cost and expense, an electronic interface to receive the credit information electronically. The criteria established by TAC may include, but not be limited to, a scoring system provided by nationally recognized credit scoring agencies and may include other credit requirements determined by it in its sole discretion. Nothing contained herein shall be a requirement to TAC to accept any Application.

         4.4 Application Processing. Gateway shall advise TAC and/or TAC's servicer * of an Application. TAC shall use information provided by Gateway, Gateway's servicer and/ or the applicant to review and accept or reject such Application. If approved, documents shall be prepared for execution *. Gateway shall warrant to TAC that approval conditions supplied by TAC have been met and shall forward to TAC all original documentation.

         4.5 Gateway Responsibilities. Gateway agrees to perform and be responsible solely for the following with respect to or in connection with any
Application:

                  (1) Make sure all information requested on the Application is complete.

                  (2)      *

                  (3)      Transmit the information on the Application to TAC.

                  (4)      *

                  (5) The Application and Assignment is delivered to TAC or its designee.

         4.6 Servicing. TAC shall service, process, administer and collect all Contracts with reasonable care, consistent with accepted servicing practices of prudent lending institutions, using the highest degree of skill and attention that TAC exercises with respect to the administering and servicing of its own contracts and the contracts of third parties for which

------------
* Omitted pursuant to a request for confidential treatment and filed separately with the SEC.

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it services loans, and in accordance with all Applicable Laws (including without limitation the Federal Consumer Credit Protection Act, as amended, 15 U.S.C. ss. 1601 et seq., and all implementing regulations). TAC shall pay all expenses for such administration and servicing from its own funds and without reimbursement from Gateway. TAC shall be responsible for mailing monthly periodic statements to Customers and collecting all amounts due on the Contracts. Subject to mutual agreement, TAC agrees to bill, collect and remit to Gateway monthly charges due from Customers for other Gateway services charged to Contracts.

         4.7 Credit Slips. If any Goods are returned, or any Sale is terminated or canceled, Gateway shall complete and deliver promptly to TAC a Credit Slip evidencing the refund or adjustment. On each Credit Slip Gateway shall include the following information: (1) description of the Goods returned, (2) amount of the refund or adjustment made, (3) the date of the original Sale, (4) Customer's name, (5) Contract Number, and (6) the date of the credit.

         4.8 Marketing Gateway shall be responsible for any marketing or advertising of the Goods and of the Program and will incorporate such advertising disclosures as are required by Applicable Law. Gateway may request that TAC provide to Gateway standard advertising disclosures, as are required by Applicable Law, to be used in the promotion of credit terms.

         4.9 On-Going Reporting. TAC shall provide to Gateway information in electronic, computer-readable form on the following as legally permissible: * None of the information provided hereunder shall be provided to any third party. The parties shall mutually work together to report information required by each party on a timely and meaningful basis electronically, including but not limited to Report Information.

5.       REPRESENTATIONS AND WARRANTIES

         5.1 Mutual. Finantra and TAC and Gateway each represents to the other that:

                  (1) It is duly organized, validly existing and in good standing.

                  (2) It has all necessary power, authority, licenses and permits necessary to execute, deliver and perform its obligations under this Agreement.

                  (3) This Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Agreement.

                  (4) The execution, delivery and performance of this Agreement does not require any filing or registration with, or the consent or approval of, any governmental body, agency, authority, or any other person which has not been made or obtained.

                  (5) The execution, delivery and performance of this Agreement does not conflict with or result in the breach of' or constitute a default under any indenture, mortgage, deed of trust, loan, agreement, or other instrument to which it is a party or by which it or any of its assets or property are bound.

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         5.2      By Gateway. Gateway represents to TAC that:

                  (1) Trademarks. Gateway has the right and power to license its trademarks and service marks to TAC under this Agreement.

                  (2) Goods Warranties. Gateway will sell its Goods to Customers under its standard terms, conditions and warranties and will comply with its obligations contained in those standard terms, conditions and warranties.

                  (3) Compliance with Laws. Gateway will comply with all laws applicable to the Program and the sale of its Goods to Customers.

         5.3 Representations by Finantra TAC. Finantra and TAC represent to Gateway that:

                  (1) Trademarks. TAC has the right and power to license its trademarks and service marks to Gateway under this Agreement.

                  (2) Compliance with Laws. TAC shall comply with all Applicable Laws relating to the offering of consumer finance loans to Customers, the extension of credit and the collection of Contracts. To the extent Gateway is required to comply with any such laws, TAC shall advise Gateway thereof and provide reasonable operating instructions to Gateway to enable it to comply with such laws.

                  (3) Year 2000. TAC has (i) conducted a comprehensive review and assessment of all areas of their business that could be adversely affected by the "year 2000 problem" (that is, the risk that computer applications may not be able to properly perform date-sensitive functions after December 31, 1999),
                           (ii) developed a detailed plan and timeline for addressing the year 2000 problem on a timely basis and (iii) to date, implemented that plan in accordance with that timetable. TAC reasonably anticipates that all computer applications that are material to its business will on a timely basis be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (i.e., be "year 2000 compliant").

6.       EVENTS OF DEFAULT; RIGHTS AND REMEDIES

         6.1 Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default" hereunder:

                  (1) TAC shall fail to make any payment of any amount due and payable or declared due and payable pursuant to this Agreement, and the same shall remain unpaid for a period of five (5) Business Days;

                  (2) Either Gateway or TAC shall fail to perform its material obligations under this Agreement, and the same shall remain uncured for a period of thirty (30) days after the other party shall have given written notice

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                           thereof.

                  (3) Any representation or warranty made or delivered by either Gateway or TAC in this Agreement shall not be true and correct in any material respect as of the date when made or reaffirmed;

                  (4) Either Gateway or TAC shall (i) file a petition seeking relief pursuant to the Bankruptcy Code or any other applicable bankruptcy or other similar law;
                           (ii) consent to the institution of proceedings pursuant thereto or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, or sequestrator (or similar official) of either party of any substantial part of its properties, (iii) fail generally to pay its debts as such debts become due; or (iv) take corporate action in furtherance of any such action.

                  (5) Finantra or TAC shall be unable to provide reasonable evidence of credit availability in an amount acceptable to Gateway in accordance with Paragraph
                           3.2 hereof.

         6.2 Remedies. If any Event of Default shall have occurred and be continuing for the applicable cure period, the non-defaulting party shall give notice of such default to the defaulting party. The defaulting party shall have ten (10) Business Days from the date of delivery of the notice to cure the default. If the default shall remain uncured and unwaived by the non-defaulting party, the non-defaulting party shall have the right to terminate this Agreement on 30 days' written notice, unless the non-defaulting party reasonably believes that such default cannot be cured within 30 days in which case the non-defaulting party may elect to terminate this Agreement immediately.

7.       INDEMNIFICATION

         7.1 By Finantra and TAC. Finantra and TAC shall be liable to and shall indemnify and hold harmless Gateway, its past, present and future subsidiaries and Affiliates, and their respective past, present and future officers, directors, employees, agents, representatives, successors and assigns from and against any Losses, as defined below, arising out of (i) failure by either of Finantra or TAC to properly perform its duties and obligations under this Agreement, (ii) failure by either of Finantra or TAC to comply with the terms of this Agreement or any Applicable Laws, or (iii) any breach of a representation or warranty of either of Finantra and TAC set forth in this Agreement.

         7.2 By Gatewav. Gateway shall be liable to and shall indemnify and hold harmless TAC, Finantra and their past, present and future subsidiaries and Affiliates, and their respective past, present and future officers, directors, employees, agents, representatives, successors and assigns from and against any Losses, as defined below, arising out of (i) failure by Gateway to properly perform its duties and obligations under this Agreement, (ii) failure by Gateway to comply with the terms of this Agreement or any Applicable Laws, or (iii) any breach of a representation or warranty of Gateway set forth in this Agreement.

         7.3 General. Gateway and Finantra and TAC shall promptly notify the other of any

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claim, demand, suit or threat of suit of which it becomes aware (except with respect to a threat of suit either party might institute against the other) which may give rise to a right of indemnification pursuant to this Agreement; provided that failure to provide such notice does not relieve the indemnifying party of any liability hereunder. The indemnifying party will be entitled to participate in the settlement or defense thereof and, if the indemnifying party elects, to take over and control the settlement or defense thereof with counsel satisfactory to the indemnified party. In any case, the indemnifying party and the indemnified party shall cooperate (at no cost to the indemnified party) in the settlement or defense of any such claim, demand, suit or proceeding. For purposes of this Section 7, with respect to indemnification claims made by third parties, the term "Losses" shall mean any losses, damages, costs and expenses, liabilities settlements, claim, proceeding, suit or any other liability of every nature, kind and description whatsoever, including, without limitation, any attorneys' fees and disbursements and court costs reasonably incurred by Finantra and TAC or Gateway, as the case may be; and, with respect to claims by Gateway against Finantra and TAC or by Finantra and TAC against Gateway, not arising out of claims by third parties, the term "Losses" shall not include any incidental or consequential damages.

8.       MISCELLANEOUS

         8.1 Independent Contractors. In performing their respective responsibilities under this Agreement, TAC and Gateway are independent contractors. This Agreement is not intended to create and shall not be construed to create a partnership, joint venture or an association for profit between TAC and Gateway.

         8.2 Assignment Delegation of Duties. Without the express written consent of the other party, neither Gateway nor TAC may assign this Agreement or delegate any of its duties hereunder except that either Gateway or TAC may delegate such duties and/or rights to any Affiliate provided that the assigning party shall guaranty all obligations assigned including payment.

         8.3 Amendment. This Agreement may not be amended except by written instrument signed by both TAC and Gateway.

         8.4 Non-Waiver. No delay by Gateway or TAC hereto in exercising any of its rights hereunder or partial or single exercise of such rights shall operate as a waiver of that or any other right. The exercise of one or more of Gateway's or TAC's rights hereunder shall not be a waiver of, nor preclude the exercise of, any right or remedies available to such Party under this Agreement or in law or equity.

         8.5 Severability. If any provision of this Agreement is held to be invalid, void or unenforceable, all other provisions shall remain valid and be enforced and construed as if such invalid provision were never a part of this Agreement.

         8.6 Survival. The rights and obligations of the parties hereunder with respect to transactions completed or events occurring on or before the termination of this Agreement shall not be affected by such termination. Without limitation of the foregoing, Sections 2.3, 2.5, 2.7 and 3.1 shall survive any such termination.

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         8.7 Governing Law. This Agreement and all rights and obligations hereunder shall be governed by and construed in accordance with the substantive laws of the State of New York.

         8.8 Dispute Resolution. All material disputes between TAC and Gateway concerning Payments, settlements or Credits, arising from this Agreement shall be resolved by the following procedures.

                  (1) A letter shall be sent from the parties raising the dispute to the other party in accordance with the notice provisions of Section 8. l 2, identifying with particularity the nature of the dispute, the proposed resolution of the dispute ("Proposed Resolution"), and the executives from the party raising the dispute who are authorized to resolve the dispute ("Demand Letter"). The Demand Letter shall include the facts supporting such party's position on the dispute and include copies of any written materials.

                  (2)      The party receiving the Demand Letter shall have five
                           (5) Business Days to send a written response
                           ("Response Letter"), which shall be sent in accordance with Section 8.12. The Response Letter must accept the Proposed Resolution in the Demand Letter or offer some other resolution.

                           (i) If the Response Letter accepts the proposed resolution in the Demand Letter or no Response Letter has been received within five (5) Business Days, then the Proposed Resolution shall be promptly implemented by the parties and shall, where applicable, be considered an amendment of this Agreement.

                           (ii) If the Response Letter offers some other resolution, it shall include all facts supporting the responding party's position on the dispute, include copies of any written materials, and identify the executives of the responding party who are authorized to resolve the dispute. The executives identified in the Demand Letter and Response Letter shall meet one or more times and exchange such additional written materials and proposals as needed to reach a resolution of the matter or for one of them to declare an impasse.

                  (3) The party declaring an impasse shall obtain a list of five mediators from the Judicial Arbitration and Mediation Service ("JAMS") if the mediation is in California or equivalent proceeding, if any, if the mediation is in Florida. Such party shall send such list to the other party. If Gateway declares an impasse then the Mediation will be administered in Jacksonville, Florida; if TAC declares an impasses then the Mediation will be administered by the JAMS Los Angeles or San Diego office. Within three (3) Business Days, the other party shall select one of the five mediators. If the other party fails to select an arbitrator within three (3) Business Days, then the party declaring the impasse shall ask JAMS to select a mediator.

                  (4) The mediator shall immediately arrange a conference call with the mediator and the executives identified in the Demand Letter and Response Letter. In the initial conference, the mediator shall set a place and a time where the executives and mediator will resolve the dispute ("Mediation"). The Mediation must take place within five (5) Business Days of the initial conference call. The parties shall each pay one half of the costs of the mediator unless directed otherwise by the mediator.

                  (5) At least 48 hours prior to the Mediation, each party shall submit to the mediator the Demand Letter and Response Letter, any additional written materials exchanged prior to the declaration of an impasse, and the party's final proposal to resolve the dispute ("Final Proposal"). No other written materials may be submitted to the mediator or used in the Mediation.

                  (6) The Mediation shall be attended only by the mediator and the executives identified in the Demand Letter and Response Letter. The Mediation shall take no more than one day. Each side shall have counsel available by telephone to draft any documents necessary to implement any resolution of the Mediation. If at the end of the Mediation the parties have not reached a mutual resolution, the mediator shall within 24 hours adopt one of the party's Final Proposals or set forth in writing a resolution of the matter that is between the parties' Final Proposals ("Mediator's Resolution").

                  (7) The Mediator's Resolution shall be immediately implemented by the parties. The Mediator's Resolution shall be binding upon the parties and not subject to any further review.

                  (8) Any party dissatisfied with the Mediator's Resolution meeting the criteria in Section 8.8(g) above must initiate a proceeding within sixty (60) days of receipt of the Mediator's Resolution ("Proceeding"). The Proceeding shall make a de novo review of the parties' dispute, except the Mediator's Resolution shall be admissible. The Proceeding shall be conducted by a retired judge from JAMS sitting by reference under California Code of Civil Procedure
                           Section 638(1) or the comparable Florida law (if any), as applicable. The parties shall each pay one half of the costs of the retired judge unless directed otherwise by the retired judge.

         8.9 Force Majeure. Neither party to this Agreement shall be liable to the other by reason of any failure in performance of this Agreement in accordance with its terms if such failure arises out of a cause beyond the control and without the fault or negligence of such party. Such causes may include but are not limited to acts of God, of the public enemy or of civil or military authority, unavailability of energy resources, system or communication failure, delay in transportation, fires, strikes, riots or war. In the event of any force majeure occurrence, the disabled party shall use its best efforts to meet its obligations as set forth in this Agreement. If either party is unable to meet its obligations set forth in this Agreement for five (5) consecutive Business Days, due to a force majeure occurrence as set forth in this Section 8.9, the other party may terminate this Agreement.

         8.10 Entire Agreement. This Agreement, including the Schedules, constitutes the entire Agreement between TAC and Gateway with respect to the Program and any matters relating thereto and all prior agreements, negotiations and communications on such subject are hereby superseded.

         8.11 Captions. Captions used in this Agreement are for convenient reference only and shall not be construed as limiting or defining the substantial content of this Agreement.

         8.12 Notices. Except as otherwise provided in this Agreement, all notices, demands and other communications hereunder shall be in writing an shall be delivered personally or sent by facsimile, other electronic means or nationally recognized overnight courier service addressed to the party to whom such notices or other communication is to be given or made at such party's address as set forth below, or to such other address as such party may designate in writing to the other party from time to time in accordance with the provisions hereof, and shall be deemed given when personally delivered, when sent electronically or one (1) business day after being sent by overnight courier.

         To TAC:               TAC Capital, Inc.
                               150 S. Pine Island Road, 5th Fl.
                               Plantation, Florida 33124
                               Attention: Charles Litt, President
                               Facsimile: 954-577-9228

         To Finantra:          Finantra Capital Corporation
                               150 S. Pine Island Road
                               5th Floor
                               Plantation, Flaorida 33124
                               Attention:  Maynard Hellman, General Counsel

         To Gateway:           Gateway, Inc.
                               4545 Towne Centre Court
                               San Diego, CA 92121
                               Attention: Robert M. Spears, Vice President
                               Facsimile: 858.799.3412

         with copies to:       Gateway Companies, Inc.
                               4545 Towne Centre Court
                               San Diego, CA 9212 I
                               Attention: William M. Elliott, General Counsel
                               Facsimile: 858.799.3413

         8.13 Securitization. In addition, Finantra, TAC, or any Affiliate of either, shall not syndicate or securitize any portfolio with respect to which: *

         8.14 Finantra Guaranty. Finantra hereby guaranties each and all obligations of TAC contained in this Agreement.

         8.15 Multiple Counterparts. This Agreement may be executed in any number of multiple counterparts, all of which shall constitute but one and the same original.

------------
* Omitted pursuant to a request for confidential treatment and filed separately with the SEC.

         IN WITNESS WHEREOF, Finantra and TAC and Gateway have hereunto set their hands as of the date first written above.

FINANTRA CAPITAL, INC.              GATEWAY COMPANIES, INC.

By:  /s/ Charles Litt               By:  /s/ John J. Todd
------------------------------      ------------------------------------------
Name:  Charles Litt                 Name: John J. Todd
------------------------------      ------------------------------------------
Title:    President                 Title:   Senior Vice President and
------------------------------                 Chief Financial Officer
                                             ------------------------------
T.A.C. TECHNOLOGY FINANCE CORP.

By: /s/ Charles Litt
------------------------------
Name: Charles Litt
------------------------------
Title:   President
------------------------------